Exhibit 99.1

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

R360 ENVIRONMENTAL SOLUTIONS, INC.

Page
Report of Independent Auditors	2
Consolidated Balance Sheets as of September 30, 2012 (unaudited) and December 31, 2011 and 2010	3
Consolidated Statements of Operations for the nine months ended September 30, 2012 and 2011 (unaudited), the year ended December 31, 2011 and the period from May 5, 2010 (date of inception) through December 31, 2010	4
Consolidated Statements of Stockholder’s Equity for the nine months ended September 30, 2012 (unaudited), the year ended December 31, 2011 and the period from May 5, 2010 (date of inception) through December 31, 2010	5
Consolidated Statements of Cash Flows for the nine months ended September 30, 2012 and 2011 (unaudited), the year ended December 31, 2011 and the period from May 5, 2010 (date of inception) through December 31, 2010	6
Notes to Consolidated Financial Statements	8

Report of Independent Auditors

To the Board of Directors and Stockholder of

R360 Environmental Solutions, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholder’s equity and cash flows present fairly, in all material respects, the financial position of R360 Environmental Solutions, Inc. and its subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the year ended December 31, 2011 and the period from May 5, 2010 (Date of Inception) through December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

March 30, 2012

R360 ENVIRONMENTAL SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	September 30, 2012	December 31,
		2011	2010
	(unaudited)
ASSETS
Current assets:
Cash and equivalents	$3,306	$30,836	$437
Accounts receivable, net of allowance for doubtful accounts of $896 (unaudited), $452 and $121 at September 30, 2012 and December 31, 2011 and 2010, respectively	54,298	35,506	25,817
Prepaid expenses and other current assets	3,537	2,132	2,066
Deferred income taxes	—	3,467	63

Total current assets	61,141	71,941	28,383
Property and equipment, net	132,904	72,921	49,563
Goodwill	142,848	105,006	99,009
Intangible assets, net	146,479	104,647	100,629
Other assets, net	7,427	5,750	5,594

	$490,799	$360,265	$283,178

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt and note payable	$15,468	$11,743	$9,496
Current portion of contingent consideration	12,529	2,875	5,361
Accounts payable	7,095	8,508	7,282
Accrued liabilities	46,973	21,041	14,530

Total current liabilities	82,065	44,167	36,669
Long-term debt and note payable	225,224	144,380	106,688
Contingent consideration	24,316	3,948	6,275
Deferred income taxes	25,926	31,417	24,966
Other long-term liabilities	5,737	5,538	3,176

Total liabilities	363,268	229,450	177,774
Commitments and contingencies
Stockholder’s equity:
Common stock: $0.01 par value per share; 250,000 shares authorized; 112,030 shares issued and outstanding at each of September 30, 2012 (unaudited) and December 31, 2011 and 2010	1	1	1
Additional paid-in capital	113,184	113,807	112,029
Shareholder notes receivable	(14,989)	(6,493)	(4,964)
Retained earnings	12,647	23,500	(1,662)

Total R360 Environmental Solutions’ stockholder’s equity	110,843	130,815	105,404
Noncontrolling interest in subsidiaries	16,688	—	—

Total stockholder’s equity	127,531	130,815	105,404

	$490,799	$360,265	$283,178

The accompanying notes are an integral part of these consolidated financial statements.

R360 ENVIRONMENTAL SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS)

	Nine months ended September 30,		Year ended December 31, 2011	Period from May 5, 2010 (Date of inception) through December 31, 2010
	2012	2011
	(unaudited)	(unaudited)
Revenues	$166,938	$118,852	$163,180	$56,902
Operating expenses:
Cost of operations	69,845	52,147	70,988	24,391
Selling, general and administrative	24,588	16,090	24,238	7,801
Equity-based compensation	10,503	—	—	—
Transaction costs	6,638	194	194	14,209
Depreciation	12,231	8,676	12,178	3,832
Amortization	8,392	2,174	2,999	1,111
(Gain) loss on disposal of assets	(62)	143	439	8

Operating income	34,803	39,428	52,144	5,550
Interest expense	(12,507)	(9,652)	(13,116)	(6,050)
Interest income	79	84	108	56
Remeasurement of contingent consideration	(8,000)	—	(281)	—
Other income (expense), net	500	181	370	(521)

Income (loss) before income tax provision	14,875	30,041	39,225	(965)
Income tax provision	(2,421)	(10,770)	(14,063)	(697)

Net income (loss)	12,454	19,271	25,162	(1,662)
Less: Net income attributable to noncontrolling interests	(23,307)	—	—	—

Net income (loss) attributable to R360 Environmental Solutions	$(10,853)	$19,271	$25,162	$(1,662)

The accompanying notes are an integral part of these consolidated financial statements.

R360 ENVIRONMENTAL SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

NINE MONTHS ENDED SEPTEMBER 30, 2012, YEAR ENDED DECEMBER 31, 2011 AND THE PERIOD FROM MAY 5, 2010 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2010

(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	R360 ENVIRONMENTAL SOLUTIONS’ STOCKHOLDER’S EQUITY
	COMMON STOCK		ADDITIONAL PAID-IN CAPITAL	SHAREHOLDER NOTES RECEIVABLE	RETAINED EARNINGS	NONCONTROLLING INTERESTS	TOTAL
	SHARES	AMOUNT
Initial capitalization	112,030	$1	$112,029	$(4,964)	$—	$—	$107,066
Net loss	—	—	—	—	(1,662)	—	(1,662)

Balances at December 31, 2010	112,030	1	112,029	(4,964)	(1,662)	—	105,404
Payments on notes receivable	—	—	—	249	—	—	249
Notes receivable from shareholders for sale of Options	—	—	1,778	(1,778)	—	—	—
Net income	—	—	—	—	25,162	—	25,162

Balances at December 31, 2011	112,030	1	113,807	(6,493)	23,500	—	130,815
Payments on notes receivable (unaudited)	—	—	—	477	—	—	477
Notes receivable from shareholders for exercise of Options (unaudited)	—	—	—	(8,973)	—	8,973	—
Equity-based compensation (unaudited)	—	—	10,503	—	—	—	10,503
Distributions to noncontrolling interests (unaudited)	—	—	—	—	—	(15,592)	(15,592)
Tax effect of gain on exercise of Options (unaudited)	—	—	(11,126)	—	—	—	(11,126)
Net income (loss) (unaudited)	—	—	—	—	(10,853)	23,307	12,454

Balances at September 30, 2012 (unaudited)	112,030	$1	$113,184	$(14,989)	$12,647	$16,688	$127,531

The accompanying notes are an integral part of these consolidated financial statements.

R360 ENVIRONMENTAL SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Nine months ended September 30,		Year ended December 31,	Period from May 5, 2010 (Date of inception) through December 31,
	2012	2011	2011	2010
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$12,454	$19,271	$25,162	$(1,662)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	20,623	10,850	15,177	4,943
Amortization of debt issuance costs	1,481	1,102	1,538	640
Equity-based compensation	10,503	—	—	—
Accretion of contingent consideration	339	209	281	104
Remeasurement of contingent consideration	8,000	—	281	—
Provision for bad debts	590	169	331	121
(Gain) loss on disposal of assets	(62)	—	439	8
Deferred income taxes	(2,024)	2,264	3,344	(3,471)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	1,988	(6,538)	(9,138)	(5,552)
Prepaid expenses and other current assets	(1,406)	(724)	(175)	(1,043)
Other assets	(2,388)	87	(138)	(223)
Accounts payable	(1,413)	1,604	1,226	7,282
Accrued liabilities	13,748	8,803	4,489	2,829
Other long-term liabilities	—	81	489	1,019

Net cash provided by operating activities	62,433	37,178	43,306	4,995

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property and equipment	(67,915)	(23,509)	(31,368)	(4,598)
Payments for acquisitions, net of cash acquired	(78,775)	(14,797)	(14,797)	(216,012)
Proceeds from disposal of assets	90	—	163	—
Other	—	—	—	(1,068)

Net cash used in investing activities	(146,600)	(38,306)	(46,002)	(221,678)

CASH FLOWS FROM FINANCING ACTIVITIES:
Initial capitalization	—	—	—	107,066
Payments on notes receivable	477	249	249	—
Payment of contingent consideration	(2,029)	(5,000)	(5,375)	—
Proceeds from borrowings on notes payable	—	17,500	49,500	120,000
Proceeds from borrowings on revolver	83,500	20,000	20,000	6,500
Principal payments on notes payable	(8,913)	(6,700)	(9,350)	(4,050)
Principal payments on revolver	—	(20,000)	(20,000)	(6,500)
Principal payments on capital lease obligations	(19)	(110)	(211)	(113)
Debt issuance costs	(787)	(1,583)	(1,718)	(5,783)
Distributions to noncontrolling interests	(15,592)	—	—	—

Net cash provided by financing activities	56,637	4,356	33,095	217,120

Net increase (decrease) in cash and equivalents	(27,530)	3,228	30,399	437
Cash and equivalents at beginning of period	30,836	437	437	—

Cash and equivalents at end of period	$3,306	$3,665	$30,836	$437

The accompanying notes are an integral part of these consolidated financial statements.

R360 ENVIRONMENTAL SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION AND NON-CASH TRANSACTIONS:

	Nine months ended September 30,		Year ended December 31,	Period from May 5, 2010 (Date of inception) through December 31,
	2012	2011	2011	2010
	(unaudited)	(unaudited)
Cash paid for interest	$13,621	$7,965	$11,142	$5,211

Cash paid for income taxes	$8,361	$7,225	$12,982	$—

Noncash investing and financing activities:
Notes receivable received for sale of stock and options	$8,973	$—	$1,778	$4,964
Property and equipment financed through accounts payable and accrued liabilities	$12,119	$3,345	$1,747	$—
Tax effect of gain on exercise of Options	$11,126	$—	$—	$—
In connection with its acquisitions, the Company assumed liabilities as follows:
Fair value of assets acquired	$113,766	$15,634	$15,634	$269,713
Cash paid for acquisitions	(78,775)	(14,797)	(14,797)	(216,761)

Liabilities assumed and notes payable issued to sellers of businesses acquired	$34,991	$837	$837	$52,952

The accompanying notes are an integral part of these consolidated financial statements.

R360 ENVIRONMENTAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011 (UNAUDITED), YEAR ENDED DECEMBER 31, 2011 AND PERIOD FROM MAY 5, 2010 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2010

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

R360 Environmental Solutions, Inc. (the “Company”) was organized in May 2010. On July 16, 2010 the Company completed the acquisition of Oilfields Holdings, Inc. (“OHI”), Controlled Recovery, Inc. and Controlled Recovery Holdings LLC (“CRI”), and Calpet LLC and R&G, Inc. (“Calpet”). The Company’s business consists primarily of processing, recycling and disposing of oil and gas waste materials consistent with environmental regulations in several active natural resource producing areas in North America, including the Permian Basin of West Texas and Southeast New Mexico, the Eagle Ford shale region in South Texas, the Granite Wash and Woodford Cana regions of Oklahoma, the shallow and deep water Gulf of Mexico, the Haynesville shale region in Louisiana and the Niobrara and Pinedale shales in Southwest and Southeast Wyoming, respectively.

In December 2010, the Company acquired Claco Services LLC (“Claco”). Claco provides solids control equipment (“Clack Units”) to drilling companies in the New Mexico Permian Basin. The Clack Units remove suspended solids from heavy brine that is used as drilling fluid for drilling rigs.

In July 2011, the Company acquired certain assets of J. Scott, Inc. (“J. Scott”). The J. Scott facility is a commercial exploration and production waste disposal facility located in El Reno, Oklahoma. The facility is permitted to dispose of all exploration and production waste streams.

In June 2012, the Company acquired Prairie Disposal LLC and Prairie Liquids LLC (collectively, “Prairie). Prairie provides commercial exploration and production waste management services in the Williston Basin of North Dakota through a disposal facility capable of accepting solid and liquid exploration and production waste streams.

On December 29, 2011, the Company, R3 Treatment Holdings, Inc. (“R3”), the Company’s parent, and certain other subsidiaries of the Company completed a Reorganization (the “Reorganization”) whereby ownership of certain subsidiaries of the Company were contributed to R360 Operating Partners, L.P. (“OLP”), a newly formed Delaware limited partnership, in exchange for 8,973 common units and 290,127 preferred units. The Company serves as OLP’s general partner. The transfer of assets by the Company and its subsidiaries to OLP in December 2011 was accounted for as transactions between entities under common control. The assets transferred were recorded at the Company’s carrying amount at the date of transfer and the Company continued all historical accounting and reporting of the transferred operations since inception under the Company’s original ownership.

On the date of the Reorganization, R3 purchased options (the “Options”) on the 8,973 common units of OLP and certain other subsidiaries of the Company in exchange for notes receivable from R3. The Options entitle the holder to purchase the 8,973 common units of OLP at an exercise price of $1,000 per unit, which at the date of the Reorganization represented approximately 3% of the equity value of the Company. The fair value of the Options was valued at $1,778 using a Black-Scholes pricing model and recorded in additional paid-in capital at the date of purchase with the corresponding notes receivable recorded as contra equity. R3 subsequently distributed the Options to all of its shareholders. The Options, which were exercisable at the election of a majority of the shareholders of R3 any time prior to December 29, 2012, were exercised in April 2012 in exchange for notes receivable totaling $8,973,000 (unaudited), which were recorded as contra equity.

Following the exercise of the Options, the Company, R3 and OLP remained under common control. The Company, through its consolidated subsidiaries, owned 100% of the preferred units, representing 97% of the value of OLP upon their issuance. The Company no longer owned 100% of OLP, as all of the common units in OLP became held by entities outside of the Company’s consolidated group.

The Company is consolidating the operations of OLP in its consolidated financial statements and accounting for the ownership of the common units, representing 3% of the value of OLP upon their issuance, as noncontrolling interests in its consolidated financial statements. Net income attributable to noncontrolling interests is calculated based on taxable income, as defined in the partnership agreement.

On September 16, 2012, the Company entered into a Purchase and Sale Agreement with WCI Holdings, Inc. (WCI), a wholly owned subsidiary of Waste Connections, Inc., pursuant to which WCI agreed to acquire all of the outstanding equity interests in certain entities that, together with the operating subsidiaries of such entities, hold the Company’s business. The aggregate purchase price for the acquisition, which closed on October 25, 2012, was approximately $1.35 billion.

R360 ENVIRONMENTAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011 (UNAUDITED), YEAR ENDED DECEMBER 31, 2011 AND PERIOD FROM MAY 5, 2010 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2010

Principles of Consolidation and Basis of Presentation

The consolidated financial statements reflect the consolidated operations of the Company and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation. In the opinion of management, the accompanying unaudited interim financial statements as of September 30, 2012 and for the nine months ended September 30, 2012 and 2011 include all adjustments, consisting of normal recurring items, necessary for their fair statements in accordance with generally accepted accounting principles.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at purchase to be cash equivalents. The Company did not have any cash equivalents at September 30, 2012 and December 31, 2011 or 2010.

Revenue Recognition

Revenues are recognized when persuasive evidence of an arrangement exists, the service has been provided, the price is fixed or determinable and collection is reasonably assured. The Company recognizes revenue at the time the waste is accepted as the customer has passed the legal and regulatory responsibility and associated risk of disposing the waste to the Company.

By Product Revenues

The Company recognizes by product revenues from the sale of oil skimmed from waste received as well as the sale of a product created using processed waste as road-based material. Revenue is recognized upon the sale of the by product.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. The Company controls credit risk through credit evaluations, credit limits, and monitoring procedures. No single customer balance represents 10% or more of total accounts receivable as of September 30, 2012 (unaudited) and December 31, 2011 and 2010. One customer represents more than 10% of revenue for the nine months ended September 30, 2011 and for the year ended December 31, 2011. No customer represents more than 10% of revenue for the nine months ended September 30, 2012 (unaudited) or the period from May 5, 2010 (Date of Inception) through December 31, 2010. The Company has concentrations of credit risk due to reliance on the oil and gas industry as well as the geographic concentrations of operations in Louisiana, New Mexico, North Dakota, Oklahoma, Texas and Wyoming.

Accounts Receivable and Allowance for Doubtful Accounts

The Company extends credit to customers in the normal course of business. Trade receivables consist of uncollateralized customer obligations due under normal trade terms requiring payment within 30 days of the invoice date. Management regularly reviews outstanding accounts receivable, and provides for estimated losses through an allowance for doubtful accounts. In evaluating the level of established reserves, management makes judgments regarding the parties’ ability to make required payments, economic events, and other factors. As the financial conditions of these parties change, circumstances develop or additional information becomes available, adjustments to the allowance for doubtful accounts may be required. When deemed uncollectible, the customer receivable is charged against the allowance. The allowance for doubtful accounts was $896,000 (unaudited), $452,000 and $121,000 as of September 30, 2012 and December 31, 2011 and 2010, respectively.

R360 ENVIRONMENTAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011 (UNAUDITED), YEAR ENDED DECEMBER 31, 2011 AND PERIOD FROM MAY 5, 2010 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2010

Property and Equipment, Net

Property and equipment are recorded at cost. Improvements or betterments which significantly extend the life of an asset are capitalized. Expenditures for maintenance and repair costs are charged to expense as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

Debt Issuance Costs

Costs directly associated with obtaining the credit agreement including origination fees, broker fees, legal expenses, and other professional fees are capitalized and amortized on the straight-line method, which approximates the effective interest method over the credit facility term. For the nine month periods ended September 30, 2012 and 2011, amortization expense was $1,478,000 (unaudited) and $1,102,000 (unaudited), respectively. Amortization expense was $1,538,000 and $640,000 for the year ended December 31, 2011 and the period from May 5, 2010 (Date of Inception) through December 31, 2010, respectively.

Fair Value of Financial Instruments

Certain of the Company’s assets and liabilities are reported on a fair value basis. Fair value is used on a recurring basis for certain assets and liabilities in which fair value is the primary basis of accounting. Additionally, fair value is used on a nonrecurring basis to evaluate assets for impairment or as required for disclosure purposes by applicable accounting guidance on disclosures about fair value of financial instruments. Depending on the nature of the assets and liabilities, various valuation techniques and assumptions are used when estimating fair value.

Fair value is the price that could be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Fair value requires that a number of significant judgments are made. In general, fair values of financial instruments are based upon quoted market prices, where available.

The Company’s financial instruments consist primarily of cash and equivalents, trade receivables, notes receivable, trade payables, contingent consideration and debt instruments. As of September, 30, 2012 and December 31, 2011 and 2010, the carrying values of cash and equivalents, trade receivables, notes receivable and trade payables are considered to be representative of their respective fair values. The fair value of the Company’s debt was approximately $256,000,000 (unaudited), $168,000,000 and $116,000,000 as of September 30, 2012 and December 31, 2011 and 2010, respectively.

Goodwill and Other Intangible Assets

Goodwill represents the excess of consideration paid over the fair value of net assets and liabilities acquired in a business combination. The Company is required to test goodwill and other indefinite-lived intangible assets for impairment on an annual basis and, if current events or circumstances require, on an interim basis. The Company compares the fair value of each reporting unit to its carrying amount to determine if there is potential goodwill impairment. If the fair value of a reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than the carrying value of the goodwill.

Intangible assets include permits, customer relationships, trademarks and technology. The Company’s permits are required to operate the treatment facilities and may have either indefinite or finite lives depending on the useful life at the facilities and types of operations. Annual renewal costs for permits are insignificant and are included in cost of sales in the statement of operations. Customer relationships, trademarks and technology are amortized, using the straight-line method or a pattern in which the assets’ economic benefits are consumed. Finite-lived permits are amortized using the units of consumption method. Under this method, amortization is recorded for the percentage of waste received in relation to the total estimated capacity of the permitted site.

R360 ENVIRONMENTAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011 (UNAUDITED), YEAR ENDED DECEMBER 31, 2011 AND PERIOD FROM MAY 5, 2010 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2010

Long-Lived Assets

When events, circumstances and/or operating results indicate that the carrying values of certain long-lived assets might be impaired, the Company prepares projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value. Fair value is estimated based upon internal evaluation of each asset that includes quantitative analyses of net revenue and cash flows, review of recent sales of similar assets and market responses based upon discussions in connection with offers received from potential buyers.

Transaction Costs

Transaction costs consist of third-party and indirect acquisition costs, including legal and professional fees, costs associated with a withdrawn initial public offering and costs associated with the sale of the Company to WCI.

During the nine months ended September 30, 2012, the Company commenced an initial public offering for the issuance of securities to be traded on a public exchange. The initial public offering was withdrawn and cancelled as a result of the sale of the Company to WCI. The Company incurred $2,191,000 (unaudited) of costs associated with the withdrawn initial public offering.

During the nine months ended September 30, 2012, the Company incurred $4,073,000 (unaudited) of costs associated with the sale of the Company to WCI. The Company incurred $374,000 (unaudited) of costs related to the acquisition of Prairie during the nine months ended September 30, 2012, $194,000 of costs related to the acquisition of J. Scott during the year ended December 31, 2011 and $14,209,000 of costs related to the acquisitions of OHI, CRI, Calpet, and Claco in the period from May 5, 2010 (Date of Inception) through December 31, 2010.

Income Taxes

The Company files a consolidated tax return with its parent, the ultimate payer of taxes to the IRS. The Company is also responsible for direct payments to certain states. The Company utilizes the asset and liability method for income taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns. In estimating future tax consequences, all expected future events other than enactments of changes in tax laws or rates are considered.

The Company determines whether a tax position is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. For tax positions meeting the more likely than not threshold, the tax amount recognized, if any, in the consolidated financial statements is reduced by the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority.

Contingent consideration

Contingent consideration represents the fair value of amounts due to the sellers of the Company’s acquisitions under contingent consideration provisions as well as contractual payments. Contingent consideration is evaluated at each balance sheet date for changes in conditions requiring such payments as well as the passage of time.

Cell Processing Reserves

The Company records a cell processing reserve for certain locations in Louisiana and Texas for the estimated amount of expenses to be incurred upon the treatment and excavation of oilfield waste received. The cell processing reserve is the future cost to properly treat and dispose of existing waste within the cells at the various facilities. The reserve generally covers estimated costs to be incurred over a period of time up to twenty-four months, with the current portion representing costs estimated to be incurred in the next twelve months. The estimate is calculated based on current estimated volume in the cells, estimated percentage of waste treated, and historical average costs to treat and excavate the waste. The processing reserve represents the estimated costs to process the volumes of oilfield waste on-hand for which revenue has been recognized. The current portion of cell processing reserves totaling $6,088,000 (unaudited), $6,484,000 and $4,218,000 are included in Accrued liabilities in the accompanying Consolidated Balance Sheets as of

R360 ENVIRONMENTAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011 (UNAUDITED), YEAR ENDED DECEMBER 31, 2011 AND PERIOD FROM MAY 5, 2010 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2010

September 30, 2012 and December 31, 2011 and 2010, respectively. The long-term portion of cell processing reserves totaling $2,061,000 (unaudited), $2,159,000 and $1,652,000 are included in Other long-term liabilities in the accompanying Consolidated Balance Sheets as of September 30, 2012 and December 31, 2011 and 2010, respectively.

Closure and Remediation Reserves

Closure reserves (also referred to as “asset retirement obligations”) are legal obligations associated with the retirement of long-lived assets. These liabilities are initially recorded at fair value and the related asset retirement costs are capitalized by increasing the carrying amount of the related assets by the same amount as the liability. Asset retirement costs are subsequently depreciated over the useful lives of the related assets. Subsequent to initial recognition, the Company records period-to-period changes in the asset retirement obligation liability resulting from the passage of time and revisions to either the timing or the amount of the original estimate of undiscounted cash flows. The Company derecognizes asset retirement obligation liabilities when the related obligations are settled. Closure reserves totaling $123,000 (unaudited) and $123,000 are included in Accrued liabilities in the accompanying Consolidated Balance Sheets as of September 30, 2012 and December 31, 2011, respectively. Closure reserves totaling $1,582,000 (unaudited), $1,221,000 and $443,000 are included in Other long-term liabilities in the accompanying Consolidated Balance Sheets as of September 30, 2012 and December 31, 2011 and 2010, respectively.

The Company expenses costs incurred to investigate and remediate environmental issues unless they extend the economic useful life of related assets. The Company records liabilities when it is probable that an obligation has been incurred and the amounts can be reasonably estimated. The remediation reserves cover anticipated costs, including remediation of environmental damage that waste facilities may have caused to neighboring landowners or residents as a result of contamination of soil, groundwater or surface water, including damage resulting from conditions existing prior to the acquisition of such facilities by the Company. The Company’s estimates are based primarily on investigations and remediation plans established by independent consultants, regulatory agencies and potentially responsible third parties. The Company does not discount remediation obligations. The current portion of remediation reserves totaling $892,000 (unaudited) and $892,000 are included in Accrued liabilities in the accompanying Consolidated Balance Sheets as of September 30, 2012 and December 31, 2011, respectively. The long-term portion of remediation reserves totaling $1,481,000 (unaudited), $1,591,000 and $892,000 are included in Other long-term liabilities in the accompanying Consolidated Balance Sheets as of September 30, 2012 and December 31, 2011 and 2010, respectively.

Out-of-Period Adjustments

The Company recorded adjustments during the nine months ended September 30, 2012 to correct the following errors in its 2011 and 2010 financial statements:

•

The Company’s customer relationships were historically amortized using the straight line method. Approximately $5,600,000 of the Company’s $40,200,000 in customer relationships at December 31, 2011 should have been amortized over a more accelerated method. If corrected in periods in which the errors occurred, the Company would have recorded approximately $361,000 of additional amortization expense in 2011 and $51,000 of additional amortization expense in 2010.

•

All the Company’s permits acquired in 2011 and 2010 were classified as indefinite-lived intangibles. Approximately $27,000,000 of these permits should have been classified as finite-lived intangibles and amortized using the units of consumption method. If corrected in the periods in which the errors occurred, the Company would have recorded approximately $602,000 of additional amortization expense in 2011 and $228,000 of additional amortization expense in 2010.

•

In connection with its July 2010 acquisition, the Company agreed to pay the former owners of OHI additional consideration contingent on certain future events. The Company did not accurately measure or record the fair value of the resulting contingent consideration liability during 2011 and 2010. If corrected in the periods in which the errors occurred, the increases in the contingent consideration liability would have resulted in additional operating expenses of $246,000 in 2011 and $542,000 in 2010.

R360 ENVIRONMENTAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011 (UNAUDITED), YEAR ENDED DECEMBER 31, 2011 AND PERIOD FROM MAY 5, 2010 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2010

If corrected, these errors would have reduced net income by $1,209,000 in 2011 and increased net loss by $821,000 in 2010. The Company corrected these errors in the unaudited interim consolidated financial statements for the nine months ended September 30, 2012 by recording additional expenses of $2,030,000 that related to prior periods.

The Company does not believe these adjustments are material individually or in the aggregate to its interim consolidated financial statements for the nine months ended September 30, 2012, nor does it believe such adjustments, if recorded, would have been material to either the year ended December 31, 2011 or the period from May 5, 2010 (date of inception) through December 31, 2010.

New accounting standards

Goodwill Impairment. In September 2011, the FASB issued guidance on testing goodwill for impairment. The guidance provides entities an option to perform a “qualitative” assessment to determine whether further impairment testing is necessary. This guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The Company does not expect the adoption of this new guidance to have a significant impact on its financial position, cash flows or results of operations.

Impairment of Indefinite-lived Intangible Assets. In July 2012, the FASB issued guidance on testing indefinite-lived intangible assets for impairment. The guidance provides entities an option to perform a “qualitative” assessment to determine whether further impairment testing is necessary. This guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. However, an entity can choose to early adopt, provided that the entity has not yet performed its 2012 annual impairment test or issued its financial statements. The Company does not expect the adoption of this new guidance to have a significant impact on its financial position, cash flows or results of operations.

2.	RECLASSIFICATION

Certain amounts reported in the Company’s prior year financial statements have been reclassified to conform with the 2012 presentation.

3.	ACQUISITIONS

The Company has recorded an allocation of the purchase price to an acquired company’s tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values as of the dates of acquisition. Goodwill has been recorded based on the amount by which the purchase price exceeds the fair value of the net assets acquired. The goodwill recognized is representative of expected synergies of combining the operations of the acquired companies. Goodwill recognized on acquisitions of members’ units is expected to be deductible for tax purposes.

The allocation of the purchase price to intangible assets, including permits, customer relationships and trademarks, was based on valuations performed to determine the fair value of such assets as of the acquisition dates.

Prairie

On June 4, 2012, the Company acquired 100% of the membership interests of Prairie Disposal LLC and Prairie Liquids, LLC (“Prairie”). Prairie provides exploration and production (“E&P”) waste management services in the Williston Basin of North Dakota through a disposal facility capable of accepting solid and liquid E&P wastes. The Company recorded total consideration of $112,488,000 (unaudited), which consisted of $78,775,000 (unaudited) in cash, a $10,000,000 (unaudited) secured promissory note at 8% interest rate due June 4, 2016 and $23,713,000 (unaudited) representing the fair value of up to $25,000,000 of contingent consideration payable based on the future achievement of certain milestones over a two-year period. The fair value of the contingent consideration was determined using probability assessments of the expected future cash flows over the two-year period in which the obligation is expected to be settled, and applied a discount rate of 3.25% that appropriately captures a market participant’s view of the risk associated with the obligation. Subsequent changes to the valuation are recorded through earnings. This fair value is based upon significant inputs not observable in the market and therefore represents a Level 3 measurement. The results of operations of Prairie have been included in the Company’s consolidated financial statements from its acquisition date.

R360 ENVIRONMENTAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011 (UNAUDITED), YEAR ENDED DECEMBER 31, 2011 AND PERIOD FROM MAY 5, 2010 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2010

Total revenues for the period from June 4, 2012 through September 30, 2012, generated from the Prairie operations and included within consolidated revenues were $28,509,000 (unaudited). Total pre-tax earnings for the period from June 4, 2012 through September 30, 2012, generated from the Prairie operations and included within consolidated income (loss) before income tax provision were $17,477,000 (unaudited).

The following table summarizes the consideration transferred to acquire this business and the amounts of identifiable assets acquired and liabilities assumed as of June 4, 2012 (in thousands):

Fair value of consideration transferred (unaudited):
Cash	$78,775
Note payable to seller	10,000
Contingent consideration	23,713

112,488

Recognized amounts of identifiable assets acquired and liabilities assumed:
Accounts receivable	21,371
Property and equipment	4,330
Customer relationships	23,139
Permits	27,084
Other liabilities	(1,278)

Total identifiable net assets	74,646

Goodwill	$37,842

The gross amount of accounts receivable due under contracts is $21,872,000 (unaudited), of which $1,600,000 (unaudited) is expected to be collected from the former owners of Prairie and $501,000 (unaudited) is expected to be uncollectible.

The amortization period of customer relationships is 12 years. The amortization of finite-lived permits is recorded using the units of consumption method based upon an estimated capacity at date of acquisition which approximates 24 years. The goodwill is attributable to the assembled workforce and the synergies and growth opportunities expected to arise after the Company’s acquisition of Prairie. The goodwill acquired is expected to be deductible for tax purposes. The amounts above represent a preliminary allocation of the purchase price subject to finalization of post-closing procedures, which may result in further adjustments to the values.

J. Scott

On July 25, 2011 the Company acquired the assets of J. Scott for a purchase price of $14,797,000. The J. Scott facility is a commercial exploration and production waste disposal facility located in El Reno, Oklahoma.

R360 ENVIRONMENTAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011 (UNAUDITED), YEAR ENDED DECEMBER 31, 2011 AND PERIOD FROM MAY 5, 2010 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2010

The following table summarizes the consideration transferred to acquire this business and the amounts of identifiable assets acquired and liabilities assumed (in thousands):

Fair value of consideration transferred:
Cash	$14,797

Recognized amounts of identifiable assets acquired and liabilities assumed:
Accounts receivable	882
Property and equipment	1,738
Customer relationships	2,137
Permits	4,880
Other liabilities	(837)

Total identifiable net assets	8,800

Goodwill	$5,997

The fair value of acquired receivables was not significantly different from contractual amounts.

The amortization period of customer relationships is nine years. The amortization period of finite-lived permits is recorded using the units of consumption method based upon an estimated capacity at date of acquisition which approximates 81 years.

OHI, CRI, and Calpet

On July 16, 2010 the Company acquired OHI, CRI, and Calpet. The following table summarizes the consideration transferred to acquire these businesses and the amounts of identifiable assets acquired and liabilities assumed (in thousands):

	OHI	CRI	Calpet
Fair value of consideration transferred:
Cash	$119,085	$70,540	$21,136
Contingent consideration	—	5,000	5,475

	119,085	75,540	26,611

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	14	460	275
Accounts receivable	12,948	6,369	757
Property and equipment	30,654	7,424	9,152
Other assets	827	137	—
Permits	26,980	20,560	11,320
Customer relationships	13,250	16,020	5,295
Trademarks	2,620	1,900	—
Deferred tax liabilities	(14,879)	(11,876)	(1,619)
Cell processing reserve	(5,039)	—	—
Other liabilities	(6,718)	(2,520)	(144)

Total identifiable net assets	60,657	38,474	25,036

Goodwill	$58,428	$37,066	$1,575

Contingent consideration for Calpet is based on the achievement of revenue and earnings targets through September 30, 2013 as well as for expansion of the existing facilities and can range from $0 to $11,500,000. This contingent consideration was estimated by management based on current earnings’ forecasts, operating rates and the likelihood of facilities expansion. The expected consideration was discounted to present value at the acquisition date using a discount rate of 2.5% and is reevaluated at each balance sheet date (Refer to Note 10). Deferred consideration for CRI was payable to the former owners upon the earlier of 30 days after the completion of the Company’s audit for the period from May 5, 2010 (Date of Inception) through December 31, 2010 or June 30, 2011.

R360 ENVIRONMENTAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011 (UNAUDITED), YEAR ENDED DECEMBER 31, 2011 AND PERIOD FROM MAY 5, 2010 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2010

The fair value of acquired receivables has been reduced from contractual amounts by $7,000, $172,000 and $2,000 for OHI, CRI and Calpet, respectively.

The amortization period for trademarks is 15 years for OHI and CRI. The amortization period for finite-lived permits for CRI is 30 years (see Note 1). Permits for OHI and Calpet were deemed to be indefinite-lived. The amortization period for customer relationships is 18, 14, and 26 years for OHI, CRI and Calpet, respectively.

Claco

On December 8, 2010, the Company acquired the assets of Claco for a purchase price of $7,057,000.

The following table summarizes the consideration transferred to acquire this business and the amounts of identifiable assets acquired and liabilities assumed (in thousands):

Fair value of consideration transferred:
Cash	$6,000
Contingent consideration	1,057

7,057

Recognized amounts of identifiable assets acquired and liabilities assumed:
Accounts receivable	312
Property and equipment	1,575
Customer relationships	3,498
Technology	297

Total identifiable net assets	5,682

Goodwill	$1,375

Deferred consideration for Claco is based on a payout to the previous ownership for consulting services. This contingent consideration is $375,000 to be paid on the acquisition anniversary date for each of the three years following the sale. The expected payments were discounted to present value at the acquisition date.

The amortization period for intangible assets is seven years for customer relationships and 20 years for technology. The weighted-average amortization period for these intangibles was eight years.

R360 ENVIRONMENTAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011 (UNAUDITED), YEAR ENDED DECEMBER 31, 2011 AND PERIOD FROM MAY 5, 2010 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2010

4.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of September 30, 2012 and December 31, 2011 and 2010 (in thousands):

	Depreciable Life	September 30,	December 31,
	(Years)	2012	2011	2010
		(unaudited)
Land	–	$6,758	$5,348	$2,763
Landfarm and processing sites	5 – 15	25,430	21,176	18,414
Buildings and improvements	7 – 15	3,590	1,423	808
Machinery and equipment	3 – 15	55,651	40,378	25,216
Vehicles	3 – 5	9,825	6,081	3,108
Furniture and fixtures	3 – 5	1,278	985	608
Construction in progress	–	58,098	12,530	2,478

Total property and equipment		160,630	87,921	53,395
Less: Accumulated depreciation		(27,726)	(15,000)	(3,832)

		$132,904	$72,921	$49,563

Depreciation expense was $12,231,000 (unaudited), $8,676,000 (unaudited), $12,178,000 and $3,832,000 for the nine months ended September 30, 2012 and 2011, the year ended December 31, 2011 and the period from May 5, 2010 (Date of Inception) through December 31, 2010, respectively. Included in property and equipment as of September 30, 2012 and December 31, 2011 and 2010, are assets under capital lease of $23,000 (unaudited), $107,000 and $1,029,000, respectively. Depreciation expense relating to assets under capital lease of $13,000 (unaudited), $13,000 (unaudited), $21,000 and $113,000 are included in depreciation expense for the nine months ended September 30, 2012 and 2011, the year ended December 31, 2011 and the period from May 5, 2010 (Date of Inception) through December 31, 2010, respectively. Accumulated depreciation relating to assets under capital lease as of September 30, 2012 and December 31, 2011 and 2010 was $39,000 (unaudited), $31,000 and $113,000, respectively.

5.	SHAREHOLDER NOTES RECEIVABLE

The Company has notes receivable of $4,238,000 (unaudited), $4,715,000 and $4,964,000 from certain members of management as of September 30, 2012 and December 31, 2011 and 2010, respectively. These notes were received as consideration in the initial capitalization of the Company and bear interest at the rate of 2.3%, compounded quarterly, and are due on July 15, 2020. The note holders are required to apply portions of annual bonus amounts as well as proceeds from the exercise of stock appreciation rights to the principal balance of the notes. Amounts applied totaled $477,000 (unaudited) and $249,000 during the nine months ended September 30, 2012 and year ended December 31, 2011, respectively. No amounts were applied from issuance through December 31, 2010.

The Company has related party notes receivable of $1,778,000 due from its parent for the value of the Options to purchase common units of OLP. The notes bear interest at 4% per annum and principal and accrued interest are due December 29, 2016. Additionally, the Company has related party notes receivable of $8,973,000 from the shareholders of R3 for the exercise price of the Options to purchase common units of OLP. The notes bear interest at 4% per annum and principal and accrued interest are due April 25, 2017.

All notes receivable recorded as of September 30, 2012 were redeemed in full on October 25, 2012 as a result of the sale of the Company to WCI.

R360 ENVIRONMENTAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011 (UNAUDITED), YEAR ENDED DECEMBER 31, 2011 AND PERIOD FROM MAY 5, 2010 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2010

6. GOODWILL AND INTANGIBLE ASSETS

Goodwill consisted of the following as of September 30, 2012 and December 31, 2011 and 2010 (in thousands):

	September 30,	December 31,
	2012	2011	2010
	(unaudited)
Balance at beginning of period	$105,006	$99,009	$—
Goodwill acquired	37,842	5,997	99,009

Balance at end of period	$142,848	$105,006	$99,009

Intangible assets consisted of the following as of September 30, 2012 (in thousands):

	Useful Life (Years)	Cost	Accumulated Amortization	Net Book Value
		(unaudited)	(unaudited)	(unaudited)
Indefinite-lived intangible assets:
Permits		$36,600	$—	$36,600
Finite-lived intangible assets:
Customer relationships	7 – 26	63,339	(8,734)	54,605
Permits	24 – 30	54,224	(1,772)	52,452
Trademarks	2	4,520	(1,970)	2,550
Technology	20	297	(25)	272

Total intangible assets		$158,980	$(12,501)	$146,479

Intangible assets consisted of the following as of December 31, 2011 (in thousands):

	Useful Life (Years)	Cost	Accumulated Amortization	Net Book Value
Indefinite-lived intangible assets:
Permits		$63,740	$—	$63,740
Finite-lived intangible assets:
Customer relationships	7 – 26	40,200	(3,655)	36,545
Trademarks	15	4,520	(439)	4,081
Technology	20	297	(16)	281

Total intangible assets		$108,757	$(4,110)	$104,647

R360 ENVIRONMENTAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011 (UNAUDITED), YEAR ENDED DECEMBER 31, 2011 AND PERIOD FROM MAY 5, 2010 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2010

Intangible assets consisted of the following as of December 31, 2010 (in thousands):

	Useful Life (Years)	Cost	Accumulated Amortization	Net Book Value
Indefinite-lived intangible assets:
Permits		$58,860	$—	$58,860
Finite-lived intangible assets:
Customer relationships	7 – 26	38,063	(973)	37,090
Trademarks	15	4,520	(138)	4,382
Technology	20	297	—	297

Total intangible assets		$101,740	$(1,111)	$100,629

During the nine months ended September 30, 2012, the Company reassessed $27,149,000 of indefinite-lived permit intangible assets and has determined they should have been finite-lived. The classification of the permit intangible assets was corrected as of September 30, 2012 (see Note 1, “Out-of-Period Adjustments”). They are being amortized using the units of consumption method.

Amortization expense was $8,392,000 (unaudited), which includes $1,241,000 that should have been recorded during 2010 and 2011 (see Note 1, “Out of Period Adjustments”), $2,174,000 (unaudited), $2,999,000 and $1,111,000 for the nine months ended September 30, 2012 and 2011, the year ended December 31, 2011 and the period from May 5, 2010 (Date of Inception) through December 31, 2010, respectively. Estimated amortization expense for each of the next five years as of September 30, 2012 (unaudited) is as follows (in thousands):

2012 (three months)	$3,505
2013	11,437
2014	7,926
2015	6,986
2016	6,318
Thereafter	73,707

$109,879

In 2012, the Company rebranded all acquired facilities to a single brand strategy under the R360 Environmental Solutions name. As a result, the Company reevaluated trademarks acquired prior to 2012, considering their value as a defensive asset, and prospectively changed the remaining useful life to two years.

There were no impairment losses on goodwill or indefinite-lived intangibles during the nine months ended September 30, 2012 and 2011 (unaudited), the year ended December 31, 2011 or the period from May 5, 2010 (Date of Inception) through December 31, 2010.

R360 ENVIRONMENTAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011 (UNAUDITED), YEAR ENDED DECEMBER 31, 2011 AND PERIOD FROM MAY 5, 2010 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2010

7.	ACCRUED LIABILITIES

Accrued liabilities consisted of the following as of September 30, 2012 and December 31, 2011 and 2010 (in thousands):

	September 30,	December 31,
	2012	2011	2010
	(unaudited)
Payroll and related costs	$1,537	$1,584	$602
Accrued bonuses	2,170	3,651	1,576
Accrued costs for leased equipment	366	414	1,512
Income taxes payable	10,131	1,389	3,980
Current portion of cell processing reserve	6,088	6,484	4,218
Current portion of closure and remediation reserve	1,015	1,015	—
Sales tax payable	446	330	236
Accrued interest payable	362	77	227
Accrued insurance payable	2,043	439	427
Accrued property and equipment	10,837	1,747	—
Refund due to customer on overpayment	1,724	1,724	—
Accrued transaction costs	4,073	—	—
Other accrued expenses	6,181	2,187	1,752

	$46,973	$21,041	$14,530

8.	INCOME TAXES

The provision for income taxes consisted of the following for the nine months ended September 30, 2012 and 2011, for the year ended December 31, 2011 and the period from May 5, 2010 (Date of Inception) through December 31, 2010 (in thousands):

	September 30,		December 31,
	2012	2011	2011	2010
	(unaudited)	(unaudited)
Current
Federal	$5,279	$6,808	$9,156	$3,793
State	783	1,401	1,563	375

	6,062	8,209	10,719	4,168

Deferred
Federal	(2,698)	2,906	3,796	(3,273)
State	(943)	(345)	(452)	(198)

	(3,641)	2,561	3,344	(3,471)

Income tax provision	$2,421	$10,770	$14,063	$697

The Company provides for income taxes during interim periods based on an estimate of the Company’s effective tax rate for the year. Discrete items and changes in the estimate of the annual tax rate are recorded in the period they occur.

R360 ENVIRONMENTAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011 (UNAUDITED), YEAR ENDED DECEMBER 31, 2011 AND PERIOD FROM MAY 5, 2010 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2010

The difference between the income tax provision and the tax provision computed by applying the statutory federal income tax rate to income before income taxes is attributable to the following (in thousands):

	Nine months ended September 30, 2012		Nine months ended September 30, 2011
	(unaudited)		(unaudited)
Tax provision at U.S. statutory rate	$5,206	35.0%	$10,515	35.0%
Nondeductible transaction costs	2,800	18.8	—	—
Nontaxable income	(1,093)	(7.4)	(691)	(2.3)
Nondeductible expenses	166	1.1	120	0.4
Equity-based compensation	3,676	24.7	—	—
State income taxes, net of federal benefit	231	1.6	450	1.5
Change in federal tax rate	—	—	510	1.7
Noncontrolling interests	(8,634)	(58.0)	—	—
Other	69	0.5	(134)	(0.4)

Income tax provision	$2,421	16.3%	$10,770	35.9%

	Year ended December 31, 2011		Period from May 5, 2010 (Date of inception) through December 31, 2010
Tax provision at U.S. statutory rate	$13,729	35.0%	$(328)	34.0%
Nondeductible transaction costs	—	—	873	(90.5)
Nontaxable income	(896)	(2.3)	—	—
Nondeductible expenses	163	0.4	64	(6.6)
State income taxes, net of federal benefit	564	1.5	36	(3.7)
Change in federal tax rate	646	1.7	—	—
Other	(143)	(0.4)	52	(5.4)

Income tax provision	$14,063	35.9%	$697	(72.2)%

The Company’s effective tax rate decreased from 35.9% (unaudited) for the nine months ended September 30, 2011 to 16.3% (unaudited) for the nine months ended September 30, 2012, primarily due to permanent differences for equity-based compensation and noncontrolling interests.

R360 ENVIRONMENTAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011 (UNAUDITED), YEAR ENDED DECEMBER 31, 2011 AND PERIOD FROM MAY 5, 2010 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2010

Deferred income taxes reflect the net tax effects of temporary differences between the bases of assets and liabilities for financial reporting and income tax purposes. The Company’s deferred tax assets and liabilities consisted of the following as of September 30, 2012 and December 31, 2011 and 2010 (in thousands):

	September 30,	December 31,
	2012	2011	2010
	(unaudited)
Current deferred taxes:
Accruals and reserves	$—	$4,208	$743
Prepaids and other assets	—	(741)	(680)

Current deferred tax asset, net	—	3,467	63

Noncurrent deferred taxes:
Investment in Partnership	(28,776)	—	—
Property and equipment	—	(5,737)	(1,341)
Intangible assets	2,850	(27,159)	(26,481)
Accruals and reserves	—	1,479	2,856

Noncurrent deferred tax liability	(25,926)	(31,417)	(24,966)

Net deferred tax liability	$(25,926)	$(27,950)	$(24,903)

Prior to the formation of OLP, deferred taxes assets and liabilities included temporary differences that were calculated as the tax effect of the book versus tax basis in the underlying asset or liability. Deferred taxes were presented as current or non-current based on the underlying asset or liability to which the deferred tax item related. In connection with the formation of OLP, the Company transferred its operating assets and liabilities to OLP at their historical book and tax basis. The deferred taxes at September 30, 2012 are measured based on the difference between the book basis of the investment in partnership and its tax basis as well as the difference between certain transaction costs incurred by the Company.

As of September 30, 2012 and December 31, 2011 and 2010, the Company had unrecognized tax benefits which are included as a component of other long-term liabilities. In addition to the unrecognized tax benefits, the Company had total accrued interest and penalties recognized as of September 30, 2012 and December 31, 2011 and 2010 of approximately $201,000 (unaudited), $131,000 and $52,000, respectively, recorded as a component of other long-term liabilities. The Company records those amounts in income tax expense.

The changes to unrecognized tax benefits for the nine months ended September 30, 2012, the year ended December 31, 2011 and the period from May 5, 2010 (Date of Inception) through December 31, 2010 were as follows (in thousands):

	Nine months ended September 30,	Year ended December 31,	Period from May 5, 2010 (Date of inception) through December 31,
	2012	2011	2010
	(unaudited)
Balance at beginning of period	$437	$136	$—
Additions for tax positions related to current period	226	301	136

Balance at end of period	$663	$437	$136

The amount of unrecognized tax benefits including interest and penalties that, if recognized, would favorably impact the effective income tax rate in future periods were $857,000 (unaudited), $562,000 and $182,000, respectively, as of September 30, 2012 and December 31, 2011 and 2010.

R360 ENVIRONMENTAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011 (UNAUDITED), YEAR ENDED DECEMBER 31, 2011 AND PERIOD FROM MAY 5, 2010 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2010

The Company pays taxes in different jurisdictions, including the U.S. and certain U.S. states. Consequently, as the Company’s earnings fluctuate between taxing jurisdictions, its effective tax rate fluctuates. The Company’s federal and state returns are subject to examination by the Internal Revenue Service and state taxing authorities since inception. Currently, the Company is under examination by the Internal Revenue Service for the tax period May 5, 2010 (Date of inception) through December 31, 2010.

9.	LONG-TERM DEBT

Long-term debt consisted of the following as of September 30, 2012 and December 31, 2011 and 2010 (in thousands):

	September 30,	December 31,
	2012	2011	2010
	(unaudited)
Revolving credit facility	$83,500	$—	$—
Tranche A term loan	39,688	47,500	56,250
Tranche B term loan	58,650	59,100	59,700
Tranche B-1 term loan	49,005	49,500	—
Note payable to seller in connection with acquisition	9,844	—	—
Capital lease obligations	5	23	234

	240,692	156,123	116,184
Less: Current maturities of long-term debt	(15,468)	(11,743)	(9,496)

	$225,224	$144,380	$106,688

On July 16, 2010, the Company entered into a credit agreement that consists of the following:

•	a $40,000,000 revolving credit facility, including a $20,000,000 letter of credit sub-facility, that expires on July 16, 2013,

•

a $60,000,000 Tranche A term loan facility with a maturity of January 12, 2015 and quarterly principal payments escalating from $1,875,000 to $3,750,000 by the maturity date. Accrued interest is due quarterly, and

•	a $60,000,000 Tranche B term loan facility with a maturity of July 16, 2015 and quarterly principal payments of $150,000. Accrued interest is due quarterly.

In 2011, the Company amended its credit agreement with the following modifications:

•	the revolving credit facility increased from $40,000,000 to $70,000,000, and was extended to expire on July 16, 2014, and

•

a newly originated $49,500,000 Tranche B-1 term loan facility with a maturity of July 16, 2015 with payments of 1% of the principal balance to be paid quarterly was issued. Accrued interest is due quarterly. No additional amounts may be borrowed under the term loan facility without future amendment to the facility.

In 2012, the Company further amended its credit agreement to increase the maximum borrowings under the revolving credit facility from $70,000,000 (unaudited) to $130,000,000 (unaudited).

The interest rates applicable to loans under the credit agreement are, at the Company’s option, equal to either the alternate base rate (ABR) or an adjusted LIBOR rate for a three-month interest period, with a floor rate that ranges between 1.25% and 2% plus an applicable margin percentage.

The base rate is the greater of (i) the prime rate in effect or (ii) one-half of 1% over the weighted average of the rates on overnight Federal funds transactions as published by the Federal Reserve Bank of New York. The adjusted LIBOR is based upon offered rates in the London interbank market. The applicable margin percentage is a percentage per annum equal to 5%, 5.5%, 4.75%, and 2.875% for ABR borrowings for Tranche A term loans, Tranche B term loans, the revolving credit facility, and Tranche B-1 term loans,

R360 ENVIRONMENTAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011 (UNAUDITED), YEAR ENDED DECEMBER 31, 2011 AND PERIOD FROM MAY 5, 2010 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2010

respectively, and 6%, 6.5%, 5.75%, and 3.875% for LIBOR borrowings for Tranche A term loans, Tranche B term loans, the revolving credit facility, and the Tranche B-1 term loans, respectively. For the nine months ended September 30, 2012, the average interest rate was 6.84% (unaudited). For the year ended December 31, 2011 and the period from May 5, 2010 (Date of Inception) through December 31, 2010, the average interest rate was 7.25% and 8.0%, respectively.

The credit agreement requires that the Company enter into derivative contracts with a notional amount of at least 50% of outstanding borrowings under Tranche A and Tranche B loans.

In September 2010, the Company entered into an interest rate cap agreement with quarterly maturities through 2013. The agreement caps the interest payable under the credit agreement at rates ranging from 2% to 4% on notional amounts varying from $45,000,000 to $60,000,000. The fair value of the interest rate cap was insignificant at September 30, 2012 and December 31, 2011 and 2010.

On the last business day of each calendar quarter, the Company is required to pay the lender a commitment fee for any unused commitment under the revolving credit facility. The commitment fee is equal to the average of the daily difference between (a) the Revolving Commitments and (b) the sum of the aggregate principal amount of outstanding Revolving Loans plus the Letter of Credit Usage, times 1% per year.

Indebtedness under the credit agreement is collateralized by substantially all of the Company’s assets, including a first priority pledge of the capital stock of the Company’s subsidiaries.

The credit agreement requires that the Company comply, on a quarterly basis, with certain financial covenants, including a fixed charge ratio of 1.1 to 1 and a maximum leverage ratio of 3.75 to 1 at December 31, 2011 and 2010 and 3.50 to 1 at September 30, 2012. The maximum leverage ratio declines to 3.25 to 1 over time. The Company was in compliance with its debt covenants as of September 30, 2012 (unaudited) and December 31, 2011 and 2010.

Voluntary prepayments of loans under the credit agreement and voluntary reductions of revolving credit commitments are permitted, in whole or in part, in minimum amounts of $1,000,000 and integral multiples of $100,000 in excess of that amount without premium or penalty.

The credit agreement requires mandatory prepayments of term loans, subject to certain exceptions, in amounts equal to:

•	100% of the net cash proceeds from asset sales, except, in certain cases, when proceeds are reinvested by the Company within a specified period;

•	50% of the net cash proceeds from the issuance of certain equity securities by the Company;

•	50% of the net cash proceeds from the issuance of certain debt securities by the Company; and

•	50% (subject to reduction based upon the ratio of the Company’s total indebtedness to the Company’s consolidated EBITDA) of the Company’s annual excess cash flow.

No such payments were required during the nine months ended September 30, 2012, the year ended December 31, 2011 or the period from May 5, 2010 (Date of Inception) through December 31, 2010.

All outstanding borrowings under the term loans and credit facility were repaid in full on October 25, 2012 in connection with the acquisition of the Company by WCI.

Note Payable

The Company issued a note payable to seller in the amount of $10,000,000, related to its acquisition of Prairie in June 2012. The note payable bears interest at 8% with quarterly payments and a maturity date of June 2016.

R360 ENVIRONMENTAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011 (UNAUDITED), YEAR ENDED DECEMBER 31, 2011 AND PERIOD FROM MAY 5, 2010 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2010

Annual maturities of long-term debt and note payable as of September 30, 2012 (unaudited) are as follows (in thousands):

2012	$4,178
2013	15,284
2014	100,850
2015	119,152
2016	1,228

$240,692

10.	CONTINGENT CONSIDERATION

The changes to contingent consideration for the nine months ended September 30, 2012, the year ended December 31, 2011 and the period from May 5, 2010 (Date of Inception) through December 31, 2010 were as follows (in thousands):

	September 30,	December 31,
	2012	2011	2010
	(unaudited)
Balance at beginning of period	$6,823	$11,636	$—
Contingent consideration recorded at acquisition	23,713	—	11,532
Payments	(2,030)	(5,375)	—
Accretion	339	281	104
Changes in estimates, net	8,000	281	—

Balance at end of period	$36,845	$6,823	$11,636

Changes in estimates are recorded as a charge due to remeasurement of contingent consideration in the Consolidated Statements of Operations.

The change in estimates during the nine months ended September 30, 2012 consisted of the accrual of $8,000,000 of contingent consideration related to the acquisition of OHI in 2010. The acquisition of OHI required the payment of additional contingent cash consideration up to $8,000,000 to the former owners of OHI if the Company subsequently completed a qualifying cash event, as defined in the purchase agreement. A qualifying cash event included a sale of the Company or an initial public offering that involved the issuance of securities to be traded on a public exchange. Payment of the contingent consideration required the qualifying cash event to generate a return on investment above a certain minimum threshold. Upon the closing of the acquisition of OHI, the Company assessed the probability of a qualifying cash event as remote and did not record a liability for the payment of contingent consideration. The Company did not adjust the initial valuation of the liability for contingent consideration during the periods ended December 31, 2011 and 2010, as the fair value of the contingency was assessed as zero (see Note 1, “Out-of-Period Adjustments”). As discussed in Note 1, on September 16, 2012, the Company entered into a Purchase and Sale Agreement with WCI, which subsequently closed on October 25, 2012. As a result of this event, the Company reassessed the fair value and recorded the maximum amount of $8,000,000.

The change in estimates during the year ended December 31, 2011 consisted of the net change in two contingencies. In 2011, the Company achieved an earnings target, related to the acquisition of Calpet, which was previously not expected and had not been recorded as a liability. As a result, a contingent payment of $2,500,000, discounted to present value, was recorded as of December 31, 2011, of which $2,030,000 (unaudited) was paid in 2012. In addition, due to engineering impediments, the Company no longer expects to expand certain Calpet facilities by the date which would have required a payment. The contingent payment of $2,500,000 related to the facility expansion, which was discounted to present value, was removed from liabilities as of December 31, 2011.

R360 ENVIRONMENTAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011 (UNAUDITED), YEAR ENDED DECEMBER 31, 2011 AND PERIOD FROM MAY 5, 2010 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2010

The future expected payments for contingent consideration as of September 30, 2012 (unaudited), are as follows (in thousands):

2012	$8,846
2013	22,875
2014	6,250

Total anticipated contingent consideration	37,971
Amount representing interest	(1,126)

Present value of anticipated contingent consideration	36,845
Less: Current portion	(12,529)

Contingent consideration, net of current portion	$24,316

11.	OTHER LONG-TERM LIABILITIES

Other long-term liabilities consisted of the following as of September 30, 2012 and December 31, 2011 and 2010 (in thousands):

	September 30,	December 31,
	2012	2011	2010
	(unaudited)
Cell processing reserve	$2,061	$2,159	$1,652
Closure and remediation reserves	3,063	2,811	1,336
Other long-term liabilities	613	568	188

	$5,737	$5,538	$3,176

12.	CLOSURE RESERVES

The Company operates landfarm facilities, transfer stations, and disposal sites in Louisiana, New Mexico, North Dakota, Oklahoma, Texas and Wyoming. The costs that will be incurred to retire certain assets at these facilities consist of removal of levees and roads, post-closure monitoring, plugging and abandoning injection and monitoring wells, and other costs.

The changes to closure reserves for the nine months ended September 30, 2012, the year ended December 31, 2011 and the period from May 5, 2010 (Date of Inception) through December 31, 2010 were as follows (in thousands):

	September 30,	December 31,
	2012	2011	2010
	(unaudited)
Balance at beginning of period	$1,234	$443	$—
Liabilities assumed in acquisition	248	395	420
Additions	—	322	—
Accretion	100	74	23

Balance at end of period	$1,582	$1,234	$443

13.	EMPLOYEE BENEFITS

The Company sponsors a 401(k) retirement plan under which all employees may choose to invest a portion of their salary on a pretax basis, subject to certain IRS limits. The Company matches employee contributions on a discretionary basis. The plan also allows the Company to provide for a discretionary profit sharing contribution. Company contributions for the months ended September 30, 2012 and 2011, the year ended December 31, 2011 and the period from May 5, 2010 (Date of Inception) through December 31, 2010 were $178,000 (unaudited), $149,000 (unaudited), $204,000 and $46,000, respectively.

R360 ENVIRONMENTAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011 (UNAUDITED), YEAR ENDED DECEMBER 31, 2011 AND PERIOD FROM MAY 5, 2010 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2010

14.	EQUITY-BASED COMPENSATION

In 2010, the Company established an incentive plan (“SARs Plan”) whereby stock appreciation rights (“SARs”) are granted to employees. SARs are either vested in full on the date of grant or vest annually over four years in equal installments commencing on the first anniversary of the grant date, or if earlier, upon the occurrence of an exit event, subject to continued employment on the vesting date and acceleration in limited cases upon a qualifying termination of employment. The SARs are exercisable upon an exit event and expire ten years after the date of grant. As the exercise of the SARs is contingent upon an exit event, and no such event had occurred as of December 31, 2011, no SARs were exercisable and no compensation expense has been recognized.

In conjunction with the Reorganization, the SARs Plan was replaced by OLP’s Incentive Unit Plan. In February 2012, participants in the SARs Plan elected to participate in an exchange offer whereby each SAR unit was exchanged for one incentive unit under OLP’s Incentive Unit Plan, which incentive units are intended to constitute “profits interests.” Each incentive unit is subject to the same vesting conditions that were applicable to the corresponding SARs based on the employees’ continued employment with OLP or any of its affiliates, and is subject to restrictions substantially similar to the exercise restrictions applicable to the corresponding SARs. While the SARs expired ten years from their respective grant date, there is no expiration date on the incentive units.

SARs activity and changes for nine month period ended September 30, 2012 and the year ended December 31, 2011 were as follows:

	Number of SARs	Weighted Average Strike Price
Outstanding as of December 31, 2010	15,266	$967
Granted	400	1,250

Outstanding as of December 31, 2011	15,666	974
Cancelled (unaudited)	(15,666)	974

Outstanding as of September 30, 2012 (unaudited)	—	—

The exchange resulted in 8,151 service-based incentive units and 6,848 performance-based incentive units which vest over four years from the grant date of the original SAR in equal 25% increments, and 667 units which were vested as of the exchange date. During the nine month period ended September 30, 2012, an additional 834 (unaudited) service-based incentive units were awarded to employees. Compensation expense is amortized based upon the fair value of the share-based awards on a straight-line basis over the requisite service period. Compensation expense recognized was $10,503,000 (unaudited) for the nine months ended September 30, 2012.

The following table summarizes information about incentive units which have been granted to the Company’s employees as of September 30, 2012:

	Number of Incentive Units	Weighted Average Price
Outstanding as of January 1, 2012	—	$—
Units issued in exchange for SARs (unaudited)	15,666	1,170
Granted (unaudited)	834	1,812
Cancelled (unaudited)	(192)	1,812

Outstanding as of September 30, 2012 (unaudited)	16,308	1,195

The fair value of each incentive unit issued in respect of a SAR granted during the period from July 16, 2010 to May 9, 2011 was determined employing a scenario analysis of the future enterprise value of the Company. The scenario analysis involved growing the Company’s valuation as of December 31, 2011, the date upon which the evaluation was prepared by a third-party. In each enterprise value scenario, the value of the incentive units was determined by tranche incorporating any performance based hurdles. These incentive unit values were then discounted back to a date to approximate the exchange date. The scenarios were then assigned a

R360 ENVIRONMENTAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011 (UNAUDITED), YEAR ENDED DECEMBER 31, 2011 AND PERIOD FROM MAY 5, 2010 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2010

weighting to arrive at the weighted average value of the incentive units. The fair value of the SARs exchanged for incentive units was $18,311,000. The fair value of the incentive units granted during the nine months ended September 30, 2012 was $1,100,000 (unaudited) using the same methodology discussed above.

The following table summarizes information about incentive units outstanding as of September 30, 2012:

	Incentive Units Outstanding (unaudited)		Incentive Units Exercisable (unaudited)
Exercise Price	Number of Incentive Units	Weighted Average Price	Number of Incentive Units	Weighted Average Price
$1,318 to $1,812	9,460	$1,380	4,404	$1,345
$1,318	1,712	1,318	808	1,318
$1,091	1,712	1,091	808	1,091
$824	1,712	824	808	824
$531	1,712	531	808	531

	16,308	1,195	7,636	1,174

Subsequent to September 30, 2012, as a result of the sale of the Company to WCI, the 8,672 unvested and outstanding incentive units at September 30, 2012 became fully vested and were exercised by the holders.

15.	DISTRIBUTIONS

During September 2012, the Company distributed $15,592,000 in cash payments to noncontrolling interests in accordance with the partnership agreement. These distributions are recorded as a reduction of noncontrolling interests within the Consolidated Statements of Stockholder’s Equity.

In connection with the formation of OLP, the Company distributed options in OLP to its shareholders. As discussed in Note 1, these options were exercised by the shareholders in April 2012. As a result, the Company recognized the tax effect of the gain on the exercise of Options of $11,126,000 as a reduction in additional paid-in capital in the Consolidated Statements of Stockholder’s Equity.

16.	COMMITMENTS AND CONTINGENCIES

Letters of Credit

Outstanding letters of credit were $3,037,000 (unaudited), $9,000,000 and $12,000,000 as of September 30, 2012 and December 31, 2011 and 2010, respectively, to provide financial assurance for the ultimate closure of the Company’s facilities. In order to obtain or renew operating permits, the Company is required to provide financial assurances to guarantee that the permitted facilities will be closed in accordance with applicable law.

Litigation

The Company is involved in various legal actions arising in the ordinary course of business. After consultation with its legal counsel, management does not believe that the outcome of such legal actions will have a material adverse effect on the Company’s consolidated financial statements.

Environmental Matters

The Company’s operations and properties are subject to federal, state and local regulatory requirements relating to environmental protection. It is the Company’s policy to comply fully with all applicable requirements. Based on current information, the Company believes that its operations are in compliance with applicable environmental laws and regulations and management is not aware of any

R360 ENVIRONMENTAL SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011 (UNAUDITED), YEAR ENDED DECEMBER 31, 2011 AND PERIOD FROM MAY 5, 2010 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2010

violation that could have a material adverse effect on the consolidated financial statements. The remediation reserve covers anticipated costs; however, these estimates may change based on future developments, including new or changes in existing environmental laws or policies, differences in costs required to complete anticipated actions from estimates provided, future findings of investigation or remediation actions, or alteration to the expected remediation plans.

Operating Leases

The Company leases office space and processing facilities and certain equipment under noncancelable operating leases for periods ranging from one to ten years. The following table presents future minimum rental payments under noncancelable operating leases with terms in excess of one year due in the following periods (in thousands) as of September 30, 2012 (unaudited):

2012 (three months)	$821
2013	2,674
2014	2,542
2015	2,212
2016	1,515
Thereafter	2,301

$12,065

The Company has accrued amounts due at the end of various equipment operating lease agreements for excess hours incurred above the agreed hour limit and costs to return leased equipment to its previous condition. The accrual for such charges, recorded on an undiscounted basis, was $366,000 (unaudited), $414,000 and $1,512,000, as of September 30, 2012 and December 31, 2011 and 2010, respectively.

Rental expense for the nine months ended September 30, 2012 and 2011, the year ended December 31, 2011 and the period from May 5, 2010 (Date of Inception) through December 31, 2010 was $3,540,000 (unaudited), $2,917,000 (unaudited), $3,498,000 and $1,894,000, respectively which also includes month-to-month rentals of equipment.

17.	RELATED PARTIES

The Company has an agreement with certain shareholders of its parent whereby the Company pays a management fee of 2% of earnings before interest, tax, depreciation, and amortization expense as calculated under the Company’s credit agreement. The management fee was $1,984,000 (unaudited), $1,132,000 (unaudited), $1,522,000 and $586,000 for the nine months ended September 30, 2012 and 2011, the year ended December 31, 2011 and the period from May 5, 2010 (Date of Inception) through December 31, 2010, respectively. The expense is included in selling, general, and administrative expense within the statement of operations. The management fee payable as of September 30, 2012 and December 31, 2011 and 2010 was $849,000 (unaudited), $439,000 and $292,000, respectively.